Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
United Western Bancorp, Inc.
Denver, Colorado

We consent to the incorporation by reference in this Registration Statement on Form S-8 of United Western Bancorp, Inc. relating to 2007 Equity Incentive Plan of our reports dated March 16, 2007 relating to our audits of the consolidated financial statements for the years ended December 31, 2006 and 2005 and our audit of internal control over financial reporting for the year ended December 31, 2006, incorporated by reference in the Annual Report on Form 10-K of United Western Bancorp, Inc.

/s/McGladrey & Pullen, LLP

Denver, Colorado
May 17, 2007